QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT (21)

SUBSIDIARIES OF K2 INC.

	Percentage of voting securities owned or subject to voting control by
	Company	Other
Shakespeare Conductive Fibers, LLC a Delaware limited liability company	100%
Shakespeare Company, LLC a Delaware limited liability company	100%
Subsidiaries of Shakespeare Company, LLC:
Shakespeare (Hong Kong) Ltd., a Hong Kong corporation		100%
Subsidiary of Shakespeare (Hong Kong) Ltd.:
Pacific Rim Metallic Products Ltd., a Hong Kong corporation		100%
Shakespeare International Ltd., a British corporation		100%
Subsidiaries of Shakespeare International Ltd.:
Shakespeare Company (UK) Ltd., a British corporation		100%
Shakespeare Monofilament U.K. Ltd., a British corporation		100%
Shakespeare Hengelsport, B.V., a Dutch corporation		100%
Shakespeare (Australia) Pty. Ltd., an Australian corporation		100%
K2 Ski Sport und Mode GmbH, a German corporation		100%
Sitca Corporation, a Washington corporation	100%
Subsidiaries of Sitca Corporation:
K-2 Corporation, an Indiana corporation		100%
Subsidiaries of K-2 Corporation:
Planet Earth Skateboards, Inc., a California corporation		100%
K-2 International, Inc., an Indiana corporation		100%
K2 Japan Corporation, a Japanese corporation		100%
Madshus A.S., a Norwegian corporation		100%
SMCA, Inc., a Minnesota corporation	100%
Subsidiary of SMCA, Inc.:
Stearns Inc., a Minnesota corporation	100%
Ride, Inc., a Washington corporation		100%
Subsidiaries of Ride, Inc.:
Ride Snowboard Company, a Washington corporation		100%
Ride Manufacturing, Inc, a California corporation		100%
SMP Clothing, Inc., a Washington corporation		100%
Smiley Hats, Inc., a Nevada corporation		100%
Carve, Inc., a Washington corporation		100%
Preston Binding Company, a Washington corporation		100%
K2 Corporation of Canada, a Canadian corporation	100%
K2 Funding, Inc., a Delaware corporation	100%
K2 Worldwide Company, a Cayman Island limited company	100%

QuickLinks

EXHIBIT (21)
SUBSIDIARIES OF K2 INC.